Exhibit 99.3

Animal Health	1
Unaudited Condensed Combined Interim Financial Statements

Animal Health Business of
Bayer Aktiengesellschaft

Unaudited Condensed Combined
Interim Financial Statements

Half Year Report 2020

Animal Health Business of Bayer Aktiengesellschaft Unaudited Condensed Combined Interim Financial Statements Contents

Unaudited Condensed Combined Statements of Income	4
Unaudited Condensed Combined Statements of Comprehensive Income	5
Unaudited Condensed Combined Statements of Financial Position	6
Unaudited Condensed Combined Statements of Changes in Equity	7
Unaudited Condensed Combined Statements of Cash Flows	8
Notes to the Unaudited Condensed Combined Interim Financial Statements
1. Background	9
2. Basis of Presentation	9
3. Significant Accounting Policies and Critical Accounting Estimates and Judgements	10
4. Scope of combination	19
5. Net Sales	19
6. Financial Instruments	20
7. Legal Risks and Contingent Liabilities	22
8. Statements of Cash Flows	23
9. Income Taxes	23
10. Related Parties	23
11. Events after the end of the reporting period	26

Unaudited Condensed Combined Interim Financial Statements as of June 30, 2020

Animal Health	4
Unaudited Condensed Combined Interim Financial Statements

Unaudited Condensed Combined Statements of Income

				1
€ million	Q2 2019	Q2 2020	H1 2019	H1 2020

Net sales	453	491	874	984

Cost of goods sold	(128)	(139)	(250)	(278)

Gross profit	325	352	624	706

Selling expenses	(166)	(169)	(289)	(300)

Research and development expenses	(35)	(36)	(64)	(69)

General administration expenses	(39)	(59)	(58)	(119)

Other operating income	-	2	2	3

Other operating expenses	(2)	-	(8)	(7)

Operating Income	83	90	207	214

Financial income	-	2	-	2

Financial expenses	(2)	(8)	(4)	(8)

Financial result	(2)	(6)	(4)	(6)

Income before income taxes	81	84	203	208

Income taxes	(20)	(32)	(51)	(63)

Income after income taxes	61	52	152	145

See Notes to Unaudited Condensed Combined Interim Financial Statements

Animal Health	5
Unaudited Condensed Combined Interim Financial Statements

Unaudited Condensed Combined Statements of Comprehensive Income

				2
€ million	Q2 2019	Q2 2020	H1 2019	H1 2020

Income after income taxes	61	52	152	145

Remeasurements of the net defined benefit liability
for post-employment benefit plans	(26)	3	(39)	40

Income taxes	7	(1)	11	(11)

Other comprehensive income from remeasurements of the
net defined benefit liability for post-employment benefit plans	(19)	2	(28)	29

Other comprehensive income that will not be reclassified subsequently
to profit or loss	(19)	2	(28)	29

Changes in fair values of derivatives designated as cash flow hedges	2	5	(1)	(2)

Reclassified to profit or loss	2	(1)	5	2

Income taxes	(1)	(1)	(1)	-

Other comprehensive income from cash flow hedges	3	3	3	-

Other comprehensive income from exchange differences	(5)	(4)	2	(12)

Other comprehensive income that may be reclassified subsequently to
profit or loss	(2)	(1)	5	(12)

Total other comprehensive income	(21)	1	(23)	17

Total comprehensive income	40	53	129	162

See Notes to Unaudited Condensed Combined Interim Financial Statements

Animal Health	6
Unaudited Condensed Combined Interim Financial Statements

Unaudited Condensed Combined
Statements of Financial Position

		3
€ million	Dec. 31, 2019	June 30, 2020

Noncurrent assets

Goodwill	99	97

Other intangible assets	129	127

Property, plant and equipment	280	283

Other financial assets	3	1

Other receivables	6	4

Deferred taxes	201	177

	718	689

Current assets

Cash and cash equivalents	-	6

Inventories	320	336

Trade accounts receivable	224	291

Other financial assets	220	367

Other receivables	27	45

Claims for income tax refunds	94	175

	885	1,220

Total assets	1,603	1,909

Equity

Invested equity attributable to Bayer Group	789	1,104

Other components of equity	(16)	(28)

Total invested equity attributable to Bayer Group	773	1,076

Noncurrent liabilities

Provisions for pensions and other post-employment benefits	233	192

Other provisions	23	18

Financial liabilities	18	15

Other liabilities	3	5

Deferred taxes	61	50

	338	280

Current liabilities

Other provisions	86	118

Refund liabilities	55	55

Contract liabilities	2	3

Financial liabilities	124	39

Trade accounts payable	160	169

Income tax liabilities	30	134

Other liabilities	35	35

	492	553

Total equity and liabilities	1,603	1,909

See Notes to Unaudited Condensed Combined Interim Financial Statements

Animal Health	7
Unaudited Condensed Combined Interim Financial Statements

Unaudited Condensed Combined
Statements of Changes in Equity

				4
		Other Components of Equity
				Total invested
	Invested equity			equity
	attributable to	Exchange	Cash flow	attributable to
€ million	Bayer Group	differences	hedges	Bayer Group

Dec. 31, 2018	1,551	(19)	(8)	1,524

Equity transactions with owners

Withdrawals/contributions	119	-	-	119

Other comprehensive income	(28)	2	3	(23)

Income after income taxes	152	-	-	152

Total comprehensive income	124	2	3	129

June 30, 2019	1,794	(17)	(5)	1,772

Dec. 31, 2019	789	(13)	(3)	773

Equity transactions with owners

Withdrawals/contributions	141	-	-	141

Other comprehensive income	29	(12)	-	17

Income after income taxes	145	-	-	145

Total comprehensive income	174	(12)	-	162

June 30, 2020	1,104	(25)	(3)	1,076

See Notes to Unaudited Condensed Combined Financial Statements

Animal Health	8
Unaudited Condensed Combined Interim Financial Statements

Unaudited Condensed Combined Statements of Cash Flows

		5
€ million	H1 2019	H1 2020

Income after income taxes	152	145

Income taxes	51	63

Financial result	4	6

Income tax refunds received (taxes paid)	7	(18)

Depreciation, amortization and impairments	20	23

Change in pension provisions	-	-

Loss on sale of property, plant, equipment and other noncurrent assets	-	1

Increase in inventories	(21)	(38)

Increase in trade accounts receivable	(97)	(79)

(Decrease) Increase in trade accounts payable	(2)	4

Changes in other working capital, other noncash items	(27)	12

Net cash provided by operating activities	87	119

Cash outflows for additions to property, plant, equipment and intangible assets	(29)	(27)

Cash inflows from sales of property, plant, equipment and other assets	1	1

Interest and dividends received	-	2

Cash outflows for loans to Remaining Bayer	(139)	(4)

Net cash used in investing activities	(167)	(28)

Other financial transactions with Bayer Group	(22)	1

Hedging transactions with Bayer Group	(3)	3

Contributions from (to) Bayer Group	119	(2)

Proceeds from the issuance of debt with Bayer Group	106	-

Proceeds from revolving credit facility	-	6

Repayments of debt with Bayer Group	(118)	(90)

Principal elements of lease payments	(1)	(2)

Interest paid	(1)	(1)

Net cash provided by (used in) financing activities	80	(85)

Change in cash and cash equivalents due to business activities	-	6

Cash and cash equivalents at beginning of year	-	-

Cash and cash equivalents at end of year	-	6

See Notes to Unaudited Condensed Combined Financial Statements

Animal Health	9
Unaudited Condensed Combined Interim Financial Statements

Notes to the Unaudited Condensed Combined Interim Financial Statements of Animal Health

1.    Background

The Animal Health segment (“Animal Health” or “the Company”) of Bayer AG, Leverkusen (“Bayer” or “Bayer Group”) develops, produces and markets prescription and non-prescription veterinary products to promote the health and wellbeing of companion and farm animals. The Company’s companion animal products, which focus on the prevention and treatment of parasites and infections, include the Advantage™, Seresto™, and Drontal™, and Baytril™ products. Farm animal products include medicines and solutions to treat parasitic diseases, in addition to anti-invectives, immunostimulants, pharmacological treatments and farm hygiene products.

On November 29, 2018, Bayer announced its intention to divest the Animal Health segment. Subsequently, on August 20, 2019, Bayer entered into a definitive agreement with U.S.-based company Elanco Animal Health Incorporated, Greenfield, Indiana, USA, (“Elanco”) to sell the Company.

These Condensed Combined Interim Financial Statements were prepared on August 6, 2020 by management of Bayer AG, Kaiser-Wilhelm-Allee 3, 51373 Leverkusen, Germany.

2.    Basis of Presentation

The Condensed Combined Interim Financial Statements were prepared in condensed form in compliance with IAS 34 according to the International Financial Reporting Standards (IFRS) of the International Accounting Standards Board (IASB) and the Interpretations of the IFRS Interpretations Committee in effect at the closing date. They are prepared on a combined basis and reflect the companies and operations assigned to Animal Health as historically included in the IFRS consolidated financial statements of the Bayer Group and managed by Animal Health management. During the reporting periods presented, Animal Health was not a group of entities under the control of an immediate parent as defined by IFRS 10 (“Consolidated Financial Statements”) and did not historically prepare consolidated financial statements. The Condensed Combined Interim Financial Statements reflect the companies and the operations assigned to Animal Health as historically included in the IFRS consolidated financial statements of Bayer Group and managed by Animal Health management. The Condensed Combined Interim Financial Statements reflect the legal entities historically fully dedicated to Animal Health (dedicated entities), in addition to balances held by legal entities shared between the Animal Health segment and other Bayer Group businesses (shared entities) for each of the periods presented. Transactions and account balances associated with Bayer Group businesses outside the scope of combination (“Remaining Bayer”) are excluded from the Condensed Combined Interim Financial Statements. (Refer to Note 4 for the scope of combination).

The Condensed Combined Statements of Income include revenues and expenses directly attributable to Animal Health. In addition, Bayer Group historically provided general corporate services to Animal Health, including communications and public affairs, controlling and planning, human resources, procurement, risk management, engineering and technology, accounting, and finance. The costs for general corporate services are directly attributed at historical cost or, where this was not possible, allocated using appropriate and consistent allocation methods, including revenue, expenses, headcount, or other relevant measures. Management of the Company and Bayer Group consider these allocations to be a reasonable reflection of the utilization of services by, or the benefits provided to, Animal Health. These allocations may not reflect the expenses Animal Health would have incurred as a standalone company for the periods presented.

The Condensed Combined Statements of Financial Position of Animal Health include assets and liabilities specifically identifiable or attributable to Animal Health. The assets and liabilities of Animal Health were measured using Bayer Group’s carrying amounts as of June 30, 2020.

Animal Health	10
Unaudited Condensed Combined Interim Financial Statements

Assets and liabilities are classified by maturity. They are regarded as current if they mature within one year or within the normal business cycle of the Company. The normal business cycle is defined for this purpose as beginning with the procurement of the resources necessary for the production process and ending with the receipt of cash or cash equivalents as consideration for the sale of the goods or services produced in that process. Inventories and trade accounts receivable and payable are always presented as current items. Deferred tax assets and liabilities and pension provisions are always presented as noncurrent items.

Animal Health primarily finances its operations using cash pooling or financing arrangements through entities of Bayer Group. The treatment of the associated financing balances varies for dedicated and shared entities. The Condensed Combined Interim Financial Statements include interest expense, interest income, other financial assets, and financial liabilities balances resulting from cash pooling agreements between dedicated Animal Health entities and Bayer Group. Conversely, balances resulting from cash pooling arrangements for shared entities, including cash, debt, interest expenses, and interest income, are excluded from the Condensed Combined Interim Financial Statements, unless they can be fully attributed to Animal Health. The Condensed Combined Statements of Income only include interest income and expense amounts pertaining to financing arrangements attributable to Animal Health. Furthermore, debt and related interest expenses incurred outside the Animal Health scope of combination are excluded from the Condensed Combined Interim Financial Statements. Consequently, Animal Health’s Condensed Combined Interim Financial Statements may not reflect the same financing costs, had the Company obtained financing on a stand-alone basis.

The condensed combined financial information presented does not necessarily reflect the financial position and results of operations that would have occurred if Animal Health had existed as a separate company during each of the reporting periods presented. The fact that Animal Health did not historically exist therefore limits the applicability of the combined financial information. It also means that the combined financial information cannot be used to forecast the future development of the operations that have been combined to form the Animal Health business.

All figures are presented in euro (EUR). Amounts are stated in millions of euros (€ million) except when otherwise indicated. As the indicators in this report are stated in accordance with commercial rounding principles, totals and percentages may not always be exact.

3.Significant Accounting Policies and Critical Accounting Estimates and Judgements

The Company applied the same accounting policies and measurement principles in preparing the Condensed Combined Interim Financial Statements as those used to prepare the most recent annual Animal Health Combined Financial Statements for the year ended December 31, 2019, with exception to the application of new financial reporting standards applied for the first time in 2020.

For further explanation of the Animal Health business and additional information reference is made to the Animal Health Combined Financial Statements for the year ended December 31, 2019. The Condensed Combined Interim Financial Statements should be read in conjunction with the Animal Health Combined Financial Statements for the year ended December 31, 2019.

Financial reporting standards applied for the first time in 2020

The Company applied the following amendments to accounting standards for the first time in 2020, which did not have a material impact.

Animal Health	11
Unaudited Condensed Combined Interim Financial Statements

3/1
Other financial reporting standards applied for the first time in 2020

IFRS 3	Amendment to IFRS 3 Business Combinations

IAS 1, IAS 8	Amendments to IAS 1 and IAS 8: Definition of Material

IFRS 9, IAS 39, IFRS 7	Amendments of IFRS 9, IAS 39, IFRS 7: Interest rate benchmark reform

IAS 1	Amendments to References to the Conceptual Framework in IFRS Standards

Critical Accounting Estimates

Certain accounting policies are considered to be critical to the Company. An accounting policy is considered to be critical if, in Management’s judgement, its selection or application materially affects the Company’s financial position or results. The application of the Company’s accounting policies also requires the use of estimates and assumptions that affect the Company’s financial position or results. Below is a summary of areas in which estimation is applied primarily in the context of applying critical accounting policies and judgements.

Under IFRS, management is required to make estimates, judgements and assumptions that affect the amounts reported in Condensed Combined Interim Financial Statements and accompanying notes. Management bases its estimates on historical experience and on various other assumptions that it believes to be reasonable under the circumstances. These estimates form the basis for making judgements that affect the carrying amounts of assets and liabilities as of the date of the financial statements and reported amounts of revenue and expenses during the reporting period. Making estimates and judgements about future events is inherently unpredictable and is subject to significant uncertainties, some of which are beyond the Company’s control. Should any of these estimates and assumptions change or prove to have been incorrect, it could have a material impact on the Company’s income, financial position and cash flows.

Management believes the critical accounting policies for revenue recognition (Net sales), pension provisions and goodwill reflect the significant estimates and assumptions used in the preparation of the Company’s financial statements. Furthermore, in preparing the Condensed Combined Interim Financial Statements, additional assumptions and estimates were made in connection with the allocation of expenses from Bayer Group, which were necessary to present Animal Health on a stand-alone basis. These expense allocations represent a significant estimate.

Net sales

The Company’s material revenues are derived from the sale of prescription and non-prescription veterinary products. This is done on the basis of customer contracts and the performance obligations contained therein. Revenues are recognized through profit or loss when the Company transfers control of goods to a customer. Control lies with the customer if the customer can independently determine the use of and consume the benefit derived from a product. Revenues from product deliveries are recognized at a point in time based on an overall assessment of the existence of a right to payment, the allocation of ownership rights, the transfer of physical possession, the transfer of risks and rewards, and acceptance by the customer. The Company does not engage in material bill and hold arrangements.

Net sales are limited to the amount Animal Health expects to receive for the fulfilment of performance obligations. Payments withheld, including expected sales taxes, rebates, and sales discounts are deducted from Net sales. Sales deductions and rebates are estimated primarily on the basis of historical experience, specific contractual terms and future expectations. Net sales are also reduced by provisions for expected customer returns. The net sales are reduced on the date of sale or on the date when the amount of future product returns can be reasonably estimated. For customer contracts where more than one year passes between performance and payment, significant financing components are accounted for separately based on their present values and the subsequent unwinding of the discount. The underlying discount rate takes into account the individual credit risk of the contracting party that receives the financing.

Research and development expenses

For accounting purposes, research expenses are defined as costs incurred for current or planned investigations undertaken with the prospect of gaining new scientific or technical knowledge and understanding. Development expenses are defined as costs incurred for the application of research findings or specialist knowledge to plans or

Animal Health	12
Unaudited Condensed Combined Interim Financial Statements

designs for the production, provision or development of new or substantially improved products, services or processes, respectively, prior to the commencement of commercial production or use. Research and development (R&D) expenses are incurred for in-house R&D activities as well as numerous research and development collaborations and alliances with third parties. R&D expenses mainly comprise the costs for active ingredient discovery, research and development activities in the areas of application technology and engineering, field trials, regulatory approvals and approval extensions.

The Company does not capitalize research costs. Capitalization of development costs requires sufficient certainty that the development activity will generate future cash flows that will cover the associated development costs. Since the Company’s development projects are often subject to regulatory approval procedures and other uncertainties, the conditions for the capitalization of costs incurred before receipt of approvals are not normally satisfied. The company did not capitalize any internal development costs during the periods presented.

Income Taxes

Current and deferred income taxes are recognized in accordance with IAS 12 (“Income Taxes”) and IAS 34 (“Interim Financial Reporting”). The income tax expense for the Condensed Combined Interim Financial Statements was calculated on the basis of the average annual effective income tax rate expected for the entire year, in accordance with IAS 34.

For purposes of these Condensed Combined Interim Financial Statements, income taxes were determined using the separate tax return approach based on the assumption that Animal Health entities constitute separate taxpayers. This assumption implies that current and deferred taxes assigned to Animal Health are calculated separately and that the recoverability of deferred tax assets is assessed on this basis. For shared entities, which did not historically constitute separate income taxpayers, current tax expenses and tax income are recognized in these Condensed Combined Interim Financial Statements in the year in which they arose as non-cash contributions or withdrawals by Bayer Group. Current tax receivables or payables are derecognized for shared entities.

Deferred tax assets resulting from tax loss carry forwards for dedicated entities are recognized to the extent it is probable that they can be offset against future taxable income. For dedicated and shared entities tax income resulting from tax loss carry forwards is recognized in these Condensed Combined Interim Financial Statements. Deferred tax assets resulting from tax loss carry forwards for shared entities are derecognized as non-cash contributions or withdrawals by Bayer Group, because these tax deductions will remain with Bayer Group.

The Condensed Combined Statements of Cash Flows only include the taxes actually paid by dedicated entities of Animal Health. Income taxes paid on behalf of shared entities within Animal Health are treated as equity contributions from Bayer Group.

Goodwill

In a business combination, goodwill is capitalized at the acquisition date. It is measured as the excess of the acquisition price over the proportionate share of net assets acquired. The goodwill attributed to Animal Health resulted from prior acquisitions specifically related to the Animal Health business. Goodwill is not amortized but tested at least annually for impairment. Additionally, goodwill is tested for impairment when a triggering event occurs that indicates that the fair value may be below its carrying value. Once an impairment loss has been recognized on goodwill, it is not reversed in subsequent periods. The Company’s acquired goodwill balance is consistent with the historical Animal Health segment financial information presented within the consolidated financial statements of Bayer Group. The Company tests goodwill for impairment annually in the fourth quarter, or when there is an indication of possible impairment.

Other Intangible Assets

Other intangible assets include patents, trademarks, and marketing rights. They are capitalized if the future economic benefits attributable to the asset will probably flow to the Company and the cost of acquisition or generation of the asset can be reliably measured. Other intangible assets are recognized at the cost of acquisition or development. Intangible assets with a finite life are amortized on a straight-line basis over a period of up to 20 years. The expected useful life is based on estimates of the period for which the asset will generate future cash flows.

Animal Health	13
Unaudited Condensed Combined Interim Financial Statements

Intangible assets with a finite useful life are evaluated for impairment when events have occurred that may give rise to an impairment. Other intangible assets with an indefinite life and intangible assets not yet available for use are not amortized but tested annually for impairment. The Company tests indefinite lived intangible assets for impairment annually in the fourth quarter.

Property, plant and equipment

Property, plant and equipment is depreciated on a straight-line basis over an asset’s expected useful life, except where use-related depreciation is more appropriate. The Company applies the following useful lives when estimating depreciation of Property, plant and equipment:

3/2
Useful Life of Property, Plant and Equipment

Buildings	5 to 50 years
Plant installations and machinery	4 to 40 years
Furniture, fixtures and other equipment	2 to 15 years

When disposing of an asset, the difference between the net proceeds and the net carrying amount is recognized as a gain or loss in Other operating income or Other operating expenses, respectively.

Financial Assets

Financial assets include receivables, acquired equity and debt instruments, cash and cash equivalents, and derivatives with positive fair values. Regular-way purchases and sales of financial assets are generally posted on the settlement date. The amount at which a financial asset is initially recognized comprises its fair value and in most cases the transaction costs.

The classification and measurement of financial assets is based in each case on the business model and the characteristics of the cash flows. The business models “hold” and “sell” are applied to divested trade accounts receivable depending on the structure of the respective sale agreements, resulting in measurement at amortized costs or fair value. The option of recognizing debt instruments at fair value through profit or loss under certain conditions is not exercised. In the case of equity instruments that are not held for trading, the option of recognizing future changes in their fair value through Other comprehensive income is generally exercised.

Loss allowances for expected credit losses are recognized for financial assets measured at amortized cost.

Expected defaults on receivables expected over the respective term (stage 2 of the impairment model) is determined for trade accounts receivable based on portfolio-specific default rates. These expected default rates are mainly based on the average defaults on receivables in recent years. In individual cases, these default rates are adjusted during the year for the respective customer portfolio if a significant increase or decrease in defaults is expected in the future. The business model, specific customer circumstances, and the economic environment of the customer’s geographic region are considered when determining the expected default rates. Further differentiation is achieved by taking into account the Company’s various customer groups. Customers are assigned to risk classes with different expected default rates depending on their individual credit risk assessments.

Where action such as insolvency or comparable proceedings has been initiated against a defaulter or other substantial indications exist that receivables are impaired (such as a considerable worsening of creditworthiness or a financial restructuring), the receivables are individually tested for impairment (stage 3 of the impairment model). In addition, all receivables more than 90 days past due are individually tested for impairment during the year. There are no financial assets which are written-off but still subject to an enforcement activity.

For other financial assets, the expected credit loss for the next 12 months is determined on first-time recognition and on subsequent measurement using the Monte Carlo simulation method (stage 1 of the impairment model). In the event of a significant increase in the default risk, which is defined as a more than 0.25% increase in the probability of default, the expected credit losses over the respective term of the asset are taken into account (stage 2 of the impairment model). An impairment loss is recognized if there are objective indications of an impairment. The

Animal Health	14
Unaudited Condensed Combined Interim Financial Statements

definition of objective indications of an impairment for other financial assets correspond to those of trade account receivables.

The maximum credit risk of receivables and other financial assets corresponds to the respective carrying amount. As a part of Bayer Group, the Company participates in a global credit insurance program to insure trade accounts receivable against certain catastrophic losses. The Company does not hold collateral as securities.

Expected credit losses are not calculated for contract assets or lease receivables due to insignificant carrying amounts.

Financial assets are derecognized when contractual rights to receive cash flows from the financial assets expire or the financial assets were transferred together with all material risks and benefits.

Inventories

Inventories include assets consumed in production or in the rendering of services (raw materials and supplies), assets in the production process for sale (work in process), goods held for sale in the ordinary course of business (finished goods and goods purchased for resale), and advance payments on inventories. Inventories are recognized at the lower of cost or net realizable value. Net realizable value is the estimated selling price in the ordinary course of business less associated selling expenses.

Cash and cash equivalents

Cash and cash equivalents comprise cash funds and all short-term investments with original maturities of up to three months. Short-term investments are highly liquid and readily convertible into known amounts of cash. The risk of changes in value is insignificant.

Provisions for pensions and other post-employment benefits

Animal Health employees receive post-employment benefits under defined contribution and defined benefit plans. With regard to these plans, employees primarily dedicated to the Company (greater than 50% of an employee’s time) are attributed to Animal Health. For dedicated entities, active and non-active employees were attributed to Animal Health. For shared entities, only active employees were attributed to Animal Health since it is unfeasible to assign inactive employees to Animal Health or Remaining Bayer precisely.

In the case of defined contribution plans, the business historically paid contributions to publicly or privately administered pension plans on a mandatory, contractual or voluntary basis. After making the contributions, the business had no further payment obligations. The regular contributions constitute expenses for the year in which they are due. Defined contribution plan expenses are allocated to Animal Health and classified within operating expenses based on employee mappings.

All other post-employment benefit plans are salary defined benefit plans, which may be either unfunded (financed by provisions) or funded (financed through pension funds). Obligations under these plans are measured using actuarial valuations prepared by an external expert.

The present value of provisions attributable to Animal Health employees for defined benefit plans and the resulting expense are calculated in accordance with IAS 19 (“Employee Benefits”) by the projected unit credit method. The future benefit obligations are valued by actuarial methods and spread over the entire employment period using specific assumptions regarding beneficiary structure and the economic environment. These assumptions relate mainly to the discount rate, expected future salary and pension increases, variations in health care costs, and mortality rates. The discount rates used are calculated from the yields of high-quality corporate bond portfolios in specific currencies with cash flows approximately equivalent to the expected disbursements from the pension plans. The uniform discount rate derived from this interest rate structure is thus based on the yields, at the closing date, of a portfolio of AA-rated corporate bonds whose weighted residual maturities approximately correspond to the duration necessary to cover the entire benefit obligation.

The most important interest rates used to calculate the present value of pension obligations are given below:

Exhibit 99.3

Animal Health	15
Unaudited Condensed Combined Interim Financial Statements

		3/3
Discount Rate for Pension Obligations
%	Dec. 31, 2019	June 30, 2020

Germany	1.10	1.60

Other countries	2.56	2.25

Plan assets are assigned to Animal Health using a pro rata method consistent with the attribution of benefit obligations. Plan assets for inactive employees for shared entities are excluded from Animal Health. The fair value of plan assets is deducted from the present value of the defined benefit obligation for pensions and other post-employment benefits to determine the net defined benefit liability. The fair values of assets without quoted prices in active markets are determined by applying measurement methods on the basis of freely accessible data such as interest rate curves and credit spreads. Plan assets in excess of the benefit obligation are reflected in Other receivables, subject to the asset ceiling specified in IAS 19. The balance of all income and expenses, except the net interest on the net liability, is recognized in Operating income. The net interest on the net liability is reflected in the financial result under financial income and expenses. The effects of remeasurements of the net defined benefit liability are reflected in Other comprehensive income. They consist of actuarial gains and losses, the return on plan assets and changes in the effects of the asset ceiling, less the amounts included in net interest. Deferred taxes relating to the effects of remeasurements are also recognized in Other comprehensive income.

Bayer-Pensionskasse

Employees of Animal Health participate in the Bayer-Pensionskasse VVaG (Bayer-Pensionskasse), Leverkusen, Germany. This plan has been closed to new members since 2005. This legally independent fund is considered a life insurance company and is subject to the German Insurance Supervision Act. The benefit obligations covered by Bayer-Pensionskasse comprise retirement, surviving dependents’ and disability pensions. The Bayer-Pensionskasse pension obligations are classified as a multi-employer plan as defined under IAS 19. A defining characteristic of multi-employer plans is that assets from various employers not under common control are pooled at plan level and used to collectively grant pension benefits to employees. Allocation mechanisms that would permit an exact distribution of the plan assets managed by the pension plan to individual employers often do not exist. The Company applied an estimation method to allocate the proportional share of the assets of the pension plans to Animal Health.

Other Provisions

Other provisions are recognized for present legal and constructive obligations arising from past events that will probably give rise to a future outflow of resources, provided that a reliable estimate can be made of the amount of the obligations. If the projected obligation declines as a result of a change in the estimate, the provision is reversed by the corresponding amount and the resulting income recognized as an operating expense.

Financial Liabilities

Financial liabilities include Trade accounts payable and other liabilities that are settled in cash and cash equivalents or other financial instruments, as well as negative fair values of derivatives. Financial liabilities are measured at amortized cost with the exception of those carried at fair value, such as derivatives with negative fair values or liabilities designated at fair value through profit or loss.

Other Receivables and Liabilities

Accrued items and other nonfinancial assets and liabilities are carried at amortized cost. They are amortized to income on either a straight-line basis or according to performance of the underlying transaction.

Derivatives

Animal Health historically used derivatives to mitigate the risk of changes in currency exchange rates. Derivatives are recognized at the trade date and carried at fair value. Positive fair values at the end of the reporting period are reflected in financial assets and negative fair values are reflected in financial liabilities. Changes in the fair values of these derivatives are recognized directly in profit or loss except where hedge accounting is used.

Animal Health	16
Unaudited Condensed Combined Interim Financial Statements

Changes in the fair values of the effective portion of derivatives designated as cash flow hedges are initially recognized in Other comprehensive income. They are reclassified to profit or loss when the underlying transaction is recognized through profit or loss. The ineffective portion of derivatives designated as cash flow hedges is recognized either in Other operating income, Other operating expenses, or Financial result, depending on the type of underlying transaction. Changes in the fair values of derivatives designated as fair-value hedges and the adjustments in the carrying amounts of the underlying transactions are recognized in profit or loss.

Changes in the fair values of forward exchange contracts and currency options serving as hedges of items in the Statements of Financial Position are reflected in financial income and expenses as exchange gains or losses. Effects from cash flow hedges of forward exchange contracts used to hedge forecasted sales transactions in foreign currencies are initially recognized in other comprehensive income and then reclassified to other operating income or expenses at the time the sales are recognized. Changes in the fair values of stock options or forward stock transactions used to hedge stock-based employee compensation are initially recognized in other comprehensive income and subsequently reclassified to profit or loss in the functional costs over the periods of the Aspire programs.

Related Party and Intercompany Transactions

Transactions between Bayer Group businesses outside the scope of combination and Animal Health are recognized as third party transactions and are disclosed as related party transactions. The treatment of these transactions, which were historically treated as intercompany transactions for purposes of the Bayer consolidated financial statements, depends on the nature of the entities involved. No impairment losses were recognized on receivables from related entities in the reporting periods.

Animal Health consists of both dedicated and shared entities. Transactions historically occurred between Animal Health and Remaining Bayer within individual shared entities (“intracompany transactions”). These transactions primarily consisted of local overhead cost allocations, which are treated as equity contributions from Bayer Group and do not result in related party payables or receivables.

The treatment of related party transactions with Remaining Bayer occurring between separate legal entities depends on the nature of the transaction. These types of transactions primarily include sales and purchasing activity and corporate allocations, such as overhead, employee benefits, and financing. Generally, cost allocations from Remaining Bayer are treated as equity contributions from Bayer Group, while sales and purchases result in amounts payable from or due to Bayer Group.

Refer to Note 10 for further details regarding related party transactions.

Intercompany balances, which represent transactions entirely within Animal Health, are eliminated in preparation of the Condensed Combined Interim Financial Statements.

Equity

The equity of Animal Health consists of the Invested equity attributable to the Bayer Group and Other components of equity. Invested equity attributable to the Bayer Group represents Bayer’s historical investment in Animal Health, the net effect of transactions with and allocations from Bayer Group and Animal Health’s accumulated earnings. Other components of equity primarily consist of accumulated currency exchange differences and cash flow hedging activity.

Leases

A lease is a contract, or part of a contract, that conveys the right to use an asset (the underlying asset) for a period of time in exchange for consideration.

The Company recognizes a right-of-use asset and lease liability for all leases in the balance sheet. The lease liability is measured on the basis of outstanding lease payments, discounted using the incremental borrowing rate. The right-of-use asset is measured at the amount of the lease liability, plus any initial direct costs. During the lease term, the Company adjusts the amount of the lease liability using the effective interest method and reducing the liability for any lease payments. The right-of-use asset is depreciated consistently with the Company policy for Property, plant and equipment.

Animal Health	17
Unaudited Condensed Combined Interim Financial Statements

The Company does not recognize right-of-use assets or lease liabilities for short term leases. Rather, the Company reflects lease payments under these agreements in the condensed combined statements of income over the term of the lease on a straight-line basis.

As a lessor, the Company classifies leases as finance leases or operating leases on the basis of the risks and rewards incidental to ownership of the leased asset.

For the purpose of the Condensed Combined Interim Financial Statements, all lease transactions between the Bayer Group and Animal Health are treated as third party leases. Furthermore, certain leases with third parties are shared between Animal Health and Bayer Group. Leases held by dedicated entities, in addition to leases primarily supporting Animal Health operations held by shared entities, are fully attributed to the Company, including the related right-of-use assets and lease liabilities under IFRS 16. In the event Animal Health is not the primary beneficiary of a shared lease agreement, the Company records an expense for the use of the leased asset.

Foreign Currency

The financial information comprising Animal Health is based on each entity’s functional currency. An entity’s functional currency is that of the economic environment in which it primarily operates. The majority of Animal Health entities carry out their activities autonomously from a financial, economic and organizational point of view, and their functional currencies are therefore the respective local currencies.

When preparing the Condensed Combined Interim Statements of Financial Position, non-euro denominated assets and liabilities are translated into euros using the closing rates of each period presented. Income and expense items and cash flows are translated into euros at average annual rates. The components of equity are translated at the historical exchange rates prevailing at the respective dates of their first-time recognition in Animal Health.

The exchange differences arising between the resulting amounts and those obtained by translating at closing rates are recognized as Other comprehensive income.

The exchange rates for major currencies against the euro varied as follows:

								3/4
Exchange Rates for Major Currencies
		BRL	CAD	CNY	GBP	JPY	RUB	USD

		Brazil	Canada	China	U.K.	Japan	Russia	U.S.A.

Closing rate	Dec. 31 2019	4.52	1.46	7.82	0.85	121.87	69.94	1.12

	June 30, 2020	6.09	1.53	7.92	0.91	120.63	79.56	1.12

Average rate	Q2 2019	4.41	1.50	7.67	0.87	123.58	72.55	1.12

	H1 2019	4.34	1.51	7.68	0.87	124.33	73.78	1.13

	Q2 2020	5.89	1.53	7.81	0.89	118.31	79.72	1.10

	H1 2020	5.33	1.50	7.76	0.87	119.22	76.19	1.10

Currency translation for Animal Health is calculated based on the value of assets and liabilities attributed to the Company.

Hedging transactions for Animal Health are mainly initiated by Bayer Animal Health or KVP Kiel with Bayer. For the purpose of the Condensed Combined Interim Financial Statements all hedging transaction are treated as third party transactions. All hedged items and hedged instruments that are related to Animal Health dedicated entities, are reflected in the Condensed Combined Interim Financial Statements.

Separation Costs

Separation costs consist of various internal and third-party advisor fees associated with the sale of the Company, including for example legal, consultancy, accounting, and auditing fees. The Company attributes these costs to either Animal Health or Remaining Bayer based on the nature of the costs. Costs directly associated with the divestiture or the Animal Health business are attributed to the Company.

Animal Health	18
Unaudited Condensed Combined Interim Financial Statements

The Company incurred the following amounts of separation costs during the three and six months ended June 30, 2019 and 2020, which given their nature, were deemed directly attributable to the Company:

				3/5
€ million	Q2 2019	Q2 2020	H1 2019	H1 2020

Separation costs	24	42	28	92

of which General administration expenses	23	36	26	81

COVID-19

In December 2019, a novel strain of coronavirus (“COVID-19”) was first identified, and in March 2020, the World Health Organization categorized COVID-19 as a pandemic. The COVID-19 pandemic has significantly impacted the global economy. Public health efforts to mitigate the impact of the pandemic include government actions such as travel restrictions, limitations on public gatherings, shelter in place orders and mandatory closures. While the pandemic will impact substantially all of the Company’s customers, the Company has not experienced material declines in revenue or a deterioration in its net assets as of June 30, 2020. In many territories, Animal Health’s primary customers are considered essential businesses by the local governments, limiting disruption caused by the pandemic. In some cases, the Company experienced increased orders as customers increased their inventories in connection with COVID-19.

Prior to 2020, the Company most recently assessed its goodwill and intangible assets for potential impairment during the fourth quarter of 2019. Due to the overall uncertainty and changes in the weighted average cost of capital during the initial phases of the pandemic, the Company re-evaluated its goodwill and Cydectin™ brand portfolio intangible asset for potential impairment. These analyses indicated no impairments to the Animal Health cash generating unit and the Cydectin™ brand portfolio.

The Company also evaluated its remaining assets, particularly trade accounts receivable and inventories. Animal Health’s trade accounts receivable are mainly comprised of net unpaid invoices for product sales. Based on its review, the Company did not observe any significant deterioration of its receivable portfolio to warrant a significant increase in impairments during the first half of 2020. The Company will continue to monitor its trade accounts receivable for potential deterioration resulting from the COVID-19 outbreak.

The Company’s inventories are stated at the lower of cost or net realizable value. During the first half of 2020, the Company did not identify significant increases in slow moving, obsolete, or expired inventory that would indicate a significant deterioration in the net realizable value of the Company’s inventories.

In response to the pandemic and in coordination with local government requirements, the Company temporarily closed certain offices, with affected employees working remotely. These closures are primarily limited to the Company’s administrative offices, as production, distribution and logistics remained in operation.

The COVID-19 pandemic remains an evolving situation, which may lead to increased asset recovery and valuation risks, such as potential impairment of the Company’s goodwill and intangible assets, trade accounts receivable, and inventories. The uncertainties in the global economy may adversely impact the Company’s suppliers, customers, and other business partners, which may interrupt the Company’s supply chain, limit the Company’s ability to collect receivables and require other changes to its operations. However, is it not possible to reliably estimate the long-term effects of the pandemic at this time. The Company will continue to closely monitor the effects of the pandemic, including the impact on inventories, customer receivables, and significant estimates, including the Company’s goodwill and intangible assets.

4.    Scope of combination

The Condensed Combined Interim Financial Statements of Animal Health consist of both dedicated entities and shared entities. Dedicated entities are comprised entirely of Animal Health operations, with all assets and liabilities attributed to the Company. The shared entities consist of both Animal Health and Remaining Bayer operations, with

Animal Health	19
Unaudited Condensed Combined Interim Financial Statements

assets and liabilities attributed to both Animal Health and Remaining Bayer. Shared entity costs are allocated when direct attribution is not possible.

The overall scope of combination used to prepare the Condensed Combined Interim Financial Statements remained unchanged from the annual combined financial statements prepared for the year ended December 31, 2019.

5.    Net Sales

The Company’s net sales are derived primarily from product deliveries. The Company recognized sales to customers in each of the following markets as follows:

				5/1
Net sales - by Geography
€ million	Q2 2019	Q2 2020	H1 2019	H1 2020

Europe / Middle East / Africa	114	117	262	281

North America	214	244	367	453

Asia/Pacific	86	97	167	176

Latin America	39	33	78	74

Total	453	491	874	984

The growth in net sales during the first half of 2020 is attributable to the positive performance of Seresto™ and the Advantage™ product family, both of which registered their strongest sales gains in the United States. This development was partly attributable to inventory build-ups by the Company’s customers in connection with COVID-19 and increased sales to new retail and e-commerce customers. The Company also experienced increased sales in Europe during the first half of 2020 resulting from both an increase in inventory build-up by Animal Health’s customers and increased orders of Seresto™ and the Advantix™.

6.    Financial instruments

The following tables show the carrying amounts and fair values of financial assets and liabilities by category of financial instrument under IFRS 9 and a reconciliation to the corresponding line items in the Condensed Combined Statements of Financial Position. Since the line items “Other receivables” and “Other liabilities” contain both financial instruments and nonfinancial assets or liabilities (such as other tax receivables), the reconciliation is shown in the column headed “Nonfinancial assets / liabilities”.

Animal Health	20
Unaudited Condensed Combined Interim Financial Statements

						6/1
Carrying Amounts and Fair Values of Financial Instruments
						June 30, 2020

	Carried at				Nonfinancial
	amortized	Carried at fair value [fair value for			assets /
	cost	information2]			liabilities
		Based on
		quoted
		prices in	Based on	Based on
		active	observable	unobserva-		Carrying
		markets	market data	ble inputs		amount in
Measurement category (IFRS 9)[1]		(Level 1)	(Level 2)	(Level 3)		the
						statement
	Carrying	Carrying	Carrying	Carrying	Carrying	of financial
€ million	amount	amount	amount	amount	amount	position

Trade accounts receivable	291					291

AC	291					291

Nonfinancial assets

Other financial assets	368					368

AC	368		[368]			368

Derivatives that qualify for hedge accounting

Derivatives that do not qualify for hedge
accounting

Other receivables	23				26	49

AC	23		[23]			23

Nonfinancial assets					26	26

Cash and cash equivalents	6					6

AC	6		[6]			6

Total financial assets	688					688

of which AC	688					688

Financial liabilities	54					54

AC	54		[54]			54

of which lease liabilities	14		[14]			14

Trade accounts payable	169					169

AC	169					169

Other liabilities	14		6		20	40

AC	14		[14]			14

Derivatives that qualify for hedge accounting			6			6

Nonfinancial liabilities					20	20

Total financial liabilities	237		6			243

of which AC	237					237

of which derivatives that qualify for hedge
accounting			6			6
1 AC: at amortized cost
2 Fair value of the financial instruments at amortized cost under IFRS 7 paragraph 29(a)

Animal Health	21
Unaudited Condensed Combined Interim Financial Statements

						6/2
Carrying Amounts and Fair Values of Financial Instruments
						Dec. 31, 2019

	Carried at				Nonfinancial
	amortized	Carried at fair value [fair value for			assets /
	cost	information2]			liabilities
		Based on
		quoted
		prices in	Based on	Based on
		active	observable	unobserva-		Carrying
		markets	market data	ble inputs		amount in
Measurement category (IFRS 9)[1]		(Level 1)	(Level 2)	(Level 3)		the
						statement
	Carrying	Carrying	Carrying	Carrying	Carrying	of financial
€ million	amount	amount	amount	amount	amount	position

Trade accounts receivable	224					224

AC	224					224

Nonfinancial assets

Other financial assets	221		2			223

AC	221		[221]			221

Derivatives that qualify for hedge accounting			1			1

Derivatives that do not qualify for hedge
accounting			1			1

Other receivables	9				24	33

AC	9		[9]			9

Nonfinancial assets					24	24

Total financial assets	454		2			456

of which AC	454					454

Financial liabilities	142					142

AC	142		[142]			142

of which lease liabilities	16		[16]			16

Trade accounts payable	160					160

AC	160					160

Other liabilities	12		4		22	38

AC	12		[12]			12

Derivatives that qualify for hedge accounting			4			4

Nonfinancial liabilities					22	38

Total financial liabilities	314		4			318

of which AC	314					314

of which derivatives that qualify for hedge
accounting			4			4

1 AC: at amortized cost
2 Fair value of the financial instruments at amortized cost under IFRS 7 paragraph 29(a)

Animal Health	22
Unaudited Condensed Combined Interim Financial Statements

As shown separately above, the category “AC – measured at amortized cost” within Financial liabilities includes lease-related liabilities under IFRS 16 in the amount of €14 million as of June 30, 2020 (Dec. 31, 2019: €16 million).

Due to the short maturities of most trade accounts receivable and payable, other receivables and liabilities, and cash and cash equivalents, their carrying amounts at the closing date do not significantly differ from the fair values.

The fair values of financial assets and liabilities measured at amortized cost that are given for information are the present values of the respective future cash flows. The present values are determined by discounting the cash flows at a closing-date interest rate, taking into account the term of the assets or liabilities and the creditworthiness of the counterparty. Where a quoted market price in an active market is available, this is deemed to be the fair value.

The fair values of financial assets measured at fair value correspond to quoted prices in active markets (Level 1), or are determined using valuation techniques based on observable market data as of the end of the reporting period (Level 2) or are the present values of the respective future cash flows, determined on the basis of unobservable inputs (Level 3).

The fair values of derivatives for which no publicly quoted prices exist in active markets (Level 1) are determined using valuation techniques based on observable market data as of the end of the reporting period (Level 2). In applying valuation techniques, credit and debt value adjustments are determined to allow for the contracting party’s credit risk.

Currency forward contracts are measured individually at their forward rates or forward prices on the closing date. These depend on spot rates or prices, including time spreads. These contracts all expired in the first half year of 2020 and the Company was no longer party to any currency forward contracts as of June 30, 2020.

The Company does not have any financial assets categorized within Level 3 of the fair value hierarchy.

The changes recognized in profit or loss for all derivatives which are not designated as hedges are classified within financial income and financial expenses. Changes recognized in profit or loss for cash flow hedges are recognized within Other operating income and Other operating expenses, as well as in Financial income and Financial expenses.

As of June 30, 2020, Other financial assets includes a related party receivable from Bayer AG in the amount of €143 million in connection with a control/loss transfer agreement (Refer to Note 10).

7.    Legal Risks and Contingent Liabilities

The Company is exposed to various legal risks, primarily in the areas of patents, intellectual property, and regulatory compliance matters. Each reporting period, internal and external legal counsel evaluate the current status of the Company’s material legal risks, considering pending and threatened litigation matters up to the preparation date of the Condensed Combined Interim Financial Statements. When it is more likely than not that such litigation will result in a liability that is reasonably estimable, a provision for litigation is recorded in the amount of the present value of the expected cash outflows. Such provisions cover the estimated payments to the plaintiffs, court and procedural costs, attorney costs and the cost of potential settlements. While it is not possible to predict the outcome of these matters with certainty, and some lawsuits, claims or proceedings may be disposed or decided unfavorably, the Company does not expect that any asserted or un-asserted legal claims or proceedings, individually or in the aggregate, will significantly affect the Company’s revenues and earnings.

In the third quarter of 2019, Tevra Brands, LLC filed a complaint against Bayer in the US District Court of the Northern District of California. The complaint alleges that Bayer´s Animal Health business has been involved in unlawful exclusive dealing and tying of its flea and tick products Advantage, Advantix and Seresto and also maintained a monopoly in the market. Tevra’s demands include both actual and treble damages. Bayer believes it has meritorious defenses and intends to defend itself vigorously. Bayer has filed a motion to dismiss the lawsuit. Tevra has filed a motion to amend its complaint. Both motions are pending.

Contingent liabilities were immaterial as of June 30, 2020 and December 31, 2019.

Animal Health	23
Unaudited Condensed Combined Interim Financial Statements

8.    Statements of Cash Flows

In the first half of 2020, the Company reported net cash used in investing activities of €28 million and net cash used in financing activities of €85 million. The net cash used in investing activities resulted primarily from cash outflows to finance additions to property, plant, and equipment. The net cash used in financing activities resulted primarily from transactions with Bayer Group, including the repayment of a related party loan to Remaining Bayer in the amount of €90 million.

During the second quarter of 2020, the Company's Bayer Sichuan Animal Health Co., Ltd. legal entity discontinued its participation in Bayer's cash pooling arrangement. Excess cash held by Bayer Sichuan Animal Health Co., Ltd. as of June 30, 2020 is classified within Cash and cash equivalents. To facilitate this legal entity's cash needs, it also entered into two revolving credit facilities on June 2, 2020. During the second quarter of 2020, the Company borrowed €6 million and made no repayments on these revolving credit facilities. As of June 30, 2020, these facilities, which carry an annual interest rate of 3.6%, have a combined maximum borrowing amount of €11 million denominated in CNY. The facilities have respective maturity dates of March 15, 2021 and June 15, 2021.

As of June 30, 2020, all cash and cash equivalents were held by dedicated entities of Animal Health.

In the first half of 2019, the Company reported net cash used in investing activities of €167 million and net cash provided by financing activities of €80 million. The net cash used in investing activities resulted primarily from cash outflows for a related party loan to Bayer Group by Animal Health. The net cash provided by financing activities resulted primarily from transactions with Bayer Group.

9.    Income Taxes

Claims for income tax refunds and Income tax liabilities both increased significantly during the first half of 2020. The increases primarily resulted from a reclassification to present income tax receivables and liabilities related to an audit over tax years 2013 through 2015 on a gross basis. The reclassification and final tax audit results during the first half of 2020 resulted in a €93 million increase to Claims for income tax refunds and in a €131 million increase in Income tax liabilities. A net liability of €28 million was previously reported as of December 31, 2019. The amounts related to the tax audit have been paid in July 2020.

10. Related Parties

Related parties as defined in IAS 24 are those legal entities and natural persons that are able to exert significant influence on Animal Health and its subsidiaries or over which the Company can exercise significant influence. The related parties include Bayer AG and Bayer Group companies.

The following table shows the volume of transactions with related entities during the three and six months ended June 30, 2020 and 2019:

								10/1
Related Party Transactions
			Sales of goods and services				Purchases of goods and services
€ million	Q2 2019	H1 2019	Q2 2020	H1 2020	Q2 2019	H1 2019	Q2 2020	H1 2020

Bayer AG	-	-	-	-	9	18	6	12

Bayer Group
companies	1	2	-	2	9	18	8	16

Animal Health	24
Unaudited Condensed Combined Interim Financial Statements

The following table shows the value of related party payables and receivables as of June 30, 2020 and December 31, 2019 (excluding cash pooling receivables and liabilities – see Table 10/3):

				10/2
		Receivables		Liabilities

€ million	Dec. 31, 2019	June 30, 2020	Dec. 31, 2019	June 30, 2020

Bayer AG	215	70	45	43

Bayer Group companies	7	7	93	4

Intercompany purchases and sales

Bayer Group provides services to Animal Health. These services include engineering and process-related services, information technology, accounting and personnel management. In addition, Animal Health receives energy, maintenance services, environmental services, logistics and infrastructure services through Bayer Group’s Currenta GmbH & Co. OHG (“Currenta”), Leverkusen, subsidiary. These transactions are carried out on an arm’s length basis. In November 2019, Bayer Group sold Currenta, which is no longer considered as related party thereafter.

Financing

Animal Health participates in Bayer Group’s cash pooling and cash management system. Cash pool balances are denominated in local currencies, with interest rates depending on local short-term base rates (mainly one-month EURIBOR in the reporting periods). The following table shows cash pooling receivables and liabilities due from and due to Bayer AG and Bayer Group companies:

				10/3
	Cash Pooling Receivables		Cash Pooling Liabilities

€ million	Dec. 31, 2019	June 30, 2020	Dec. 31, 2019	June 30, 2020

Bayer AG	-	290	-	-

Bayer Group companies	7	2	-	-

The agreement governing cash pooling was terminated as part of the sale to Elanco.

Bayer Group also finances Animal Health through loans. As of June 30, 2020, these financing liabilities amount to €34 million (Dec. 31, 2019: €126 million). The entire balance as of June 30, 2020 is comprised of a loan from Bayer AG to Bayer New Zealand which was issued in multiple tranches between December 2018 and 2019 (Dec. 31, 2019: €36 million). During the first quarter of 2020, the Company repaid a related party loan from Bayer Cyprus to KVP Kiel, which had a €90 million balance as of December 31, 2019.

In addition, Animal Health provides loans to Bayer Group companies. As of June 30, 2020, these loans amount to €76 million (Dec. 31, 2019: €214 million). The amount relates mainly to loans provided by Animal Health entity Bayer Animal Health/Leverkusen in the amount of €70 million (Dec. 31, 2019: €214 million), in addition to a loan provided by Bayer HealthCare Animal Health Inc., USA in the amount of €6 million (Dec. 31, 2019: €0 million).

Hedging Transactions

Hedging transactions for the Company are mainly initiated by Bayer AG. The corresponding receivables are reflected in other financial assets, and the liabilities are reflected in financial liabilities or other liabilities.

Corporate Allocations

Animal Health receives functional leadership services (e.g. corporate accounting/finance/tax etc.) from Bayer Group. The associated corporate costs were allocated to the Animal Health entities within the scope of combination on a pro-

Animal Health	25
Unaudited Condensed Combined Interim Financial Statements

rata basis. During the three and six months ended June 30, 2020, Animal Health received functional leadership services in the amount of €2 million and €5 million respectively (Q2 2019: €3 million, H1 2019: €6 million).

Insurance

Animal Health has various insurance policies, in particular for liability and property insurance, with the wholly owned Bayer Group subsidiary Pallas Versicherungs AG, Leverkusen.

Leasing

Animal health has leasing arrangements with the Bayer Group. For the purpose of the Condensed Combined Interim Financial Statements all lease transactions with Remaining Bayer are treated as third party transactions. The amount of related party leasing arrangements attributed to Animal Health as of June 30, 2020 is immaterial.

Employee Benefits

Animal Health employees participate in plans sponsored by Bayer Group. The benefits provided vary, based on the legal, tax and economic framework of each country, with benefits generally based on employee compensation and years of service.

Stock-based compensation

Employees of Animal Health participate in Bayer AG’s stock-based compensation programs. Total stock-based compensation expense was immaterial for the Company in the first half of 2020 and 2019.

Control/loss transfer agreements

There are control/loss transfer agreements as well as tax groups with Bayer Group companies. The related transactions are reflected as contributions and withdrawals in the Condensed Combined Statements of Changes in Equity. As of June 30, 2020, other financial assets include related party receivables due from Bayer AG related to a control/loss transfer agreement between Animal Health and Bayer AG amounting to €143 million (Dec. 31, 2019: €0). These amounts are reflected as cash pooling receivable (Refer to Table 10/3).

Related persons

Related persons as defined by IAS 24 are persons who, by virtue of the positions they hold in Animal Health and in the interests of Bayer AG, are globally responsible for the operational business of Animal Health. The related persons of Animal Health are the members of its leadership team. In connection with the sale to Elanco, these individuals, as well as other executive staff, are entitled to a retention bonus, which will be paid out shortly before or after the closing of the sale. Members of the Animal Health leadership team are entitled to a retention bonus of up to 50% of their annual base salary, provided they remain with the Company through the closing of the sale to Elanco and certain key performance indicators are met. The maximum amount of potential retention payments to members of the Animal Health leadership team is expected to be approximately €1.4 million.

Animal Health	26
Unaudited Condensed Combined Interim Financial Statements

11. Events after the end of the reporting period

The Company evaluated subsequent events for recognition or disclosure through August 6, 2020.

Prior to the sale to Elanco, Bayer Animal Health licensed use of the Bayer brand, including the Bayer cross logo, from a subsidiary of Bayer AG. This license agreement terminated upon the transfer of control to Elanco on August 1, 2020.

In July 2020, Animal Health settled its €143 million control/loss transfer receivable from Bayer AG via the Company’s cash pooling arrangement. Subsequent to settling this receivable, Animal Health also paid a dividend of €265 million to Bayer AG.

On August 1, 2020, Bayer completed the sale of Animal Health to Elanco. The proceeds to Bayer, which are denominated in U.S. Dollars, are estimated to be $6,893 million (€5,852 million), comprising of $5,170 million (€4,389 million) in cash and $1,723 million (€1,463 million) in shares of Elanco Animal Health common stock (assuming a closing share price of Elanco’s common stock of $23.63 on July 31, 2020). In connection with the sale to Elanco, the Company has made payments of €10 million related to employee retention bonuses, including €1.2 million in retention payments to the members of Animal Health’s leadership team, with remaining payments to be made in the month of August.

Following the sale to Elanco, Elanco divested the rights to the Profender™ and Drontal™ product families within the United Kingdom and European Economic Area. The transaction was contingent on the closing of the sale of Animal Health.

No other significant activities or events have taken place subsequent to the balance sheet date of June 30, 2020 that have a material impact on the key figures and earnings presented.

Leverkusen, August 6, 2020

/s/ Bernd -Peter Bier	/s/ Jens Schedler
Bernd-Peter Bier	Jens Schedler
Head of Group Finance	Head of M&A and Projects